Exhibit 10.5



                              AMENDED AND RESTATED
                       MASTER STRATEGIC ALLIANCE AGREEMENT

THIS AMENDED AND RESTATED MASTER STRATEGIC ALLIANCE AGREEMENT, dated as of August ____, 1998 (the "Agreement"), is made and entered into by and between HemaSure Inc., a Delaware corporation ("HEMA" or "HemaSure"), and the American Red Cross Biomedical Services a unit of the American National Red Cross, a not-for-profit corporation chartered by an act of Congress ("ARCBS"). This Agreement amends and restates that certain Master Strategic Alliance Agreement dated June 5, 1996 between HEMA and ARCBS and, as of the date hereof, shall replace said Master Strategic Alliance Agreement in its entirety.

                                  INTRODUCTION

WHEREAS, ARCBS is the nation's pre-eminent provider of blood services, serving more than 3,000 hospitals through the generous donations of some 22,000 people daily;

WHEREAS, HEMA is, among other things, in the business of developing products to increase the safety of donated blood and to improve certain blood collection and transfusion procedures; and

WHEREAS, ARCBS and HEMA (collectively, the "Parties") believe that a strategic alliance and cooperation between them would be in their mutual interest, all in accordance with the terms and conditions hereinafter set forth,

NOW, THEREFORE, in consideration of the promises and the mutual covenants of the Parties herein contained, it is hereby agreed as follows:

1. Scope of Agreement.

     1.1 The Parties' intention under this Agreement is to facilitate the development and expansion of a strategic alliance between them covering the following areas:

          (a) a co-development arrangement between the Parties with respect to HEMA's leukoreduction filter (also known as r\LS System );

          (b) a collaboration on HemaSure's leukocyte recovery project;

          (c) a collaboration on HemaSure's in-line red blood cell filtration project;

          (d) a collaboration with respect to the development of a dockable platelet filter;

          (e) a collaboration with respect to the development of an in-line whole blood filter;

          (f) a collaboration with respect to a dockable system to remove tumor cells from stem cell collections.

     Each of the projects, collaborations, programs or agreements set forth above shall be hereinafter referred to as a "Project."


778200.1

     1.2 Each Party agrees to negotiate in good faith the definitive terms of each of the Projects described above. All of the agreed projects will be covered by separate Development Agreements, as described in Section 2.4.

     1.3 It is understood by the Parties that this Agreement is intended to establish a structure of open communication and coordination so as to facilitate the expansion of the Parties' cooperation as set forth above and is not intended to inhibit or restrict either Party from pursuing business opportunities outside of this Agreement where deemed appropriate by such Party.

2. Administration.

          2.1 As soon as practicable after the date hereof, the Parties shall establish a Contract Management Advisory Committee ("CMAC") which shall remain in existence for the term of this Agreement. The CMAC shall be composed of one senior management representative of each ARCBS and HEMA who shall initially be the individuals set forth in Section 15.1 (i) and
     Section 15.1 (iii) below. Such individuals shall have the responsibility for coordinating and overseeing all HEMA and ARCBS activities taking place pursuant to this Agreement, and shall each have sufficient authority to fulfill these responsibilities in the name and on behalf of his or her company in all matters related to this Agreement. The CMAC will maintain open communications to coordinate the overall cooperation of the Parties hereunder. In this regard, the CMAC shall hold a meeting at least once every three months to discuss:

          (a) Status of any existing Projects; and

          (b) General issues of business development and strategic cooperation between the Parties, including possible multi-party cooperative efforts with other potential strategic partners, in connection with any existing Products.

          2.2 Meetings of the CMAC shall be held at the Parties' convenience at such times and such locations as are mutually acceptable to the Parties. An extraordinary meeting may be convened at any time at the written request of either Party. This extraordinary meeting will be held at a location of the other Party's choosing. The Party hosting the meeting shall prepare the agenda and minutes for the meeting.

          2.3 No recommendation or other action may be made or taken by the CMAC unless the representatives of both ARCBS and HEMA are in attendance. All decisions of the CMAC shall be made by unanimous agreement.

          2.4 In such case as the Parties decide to pursue a Project, the CMAC shall establish the guidelines for the development of such Project. The apportionment of each Parties' responsibilities pertaining to a specific Project will be set forth in, and governed by, individual definitive collaboration, development and/or other similar agreements to be entered into by the Parties in respect of such Project (each of which shall be hereinafter referred to as a "Development Agreement"). The CMAC shall recommend for approval by the Parties the execution of such Development Agreements.

          2.5 Any issues that may arise during any phase of a Project which cannot be resolved by the Project teams of the Parties shall be referred to the CMAC for resolution.

3. Warrants. Upon the execution and delivery by the Parties of Development Agreements HemaSure shall issue to ARCBS warrants to purchase shares of HemaSure's common stock, par value $.01 per share (the "Common Stock"), in the respective amounts set forth on Exhibit A and at an exercise price per share equal to 110% of the last reported Sale Price for the Common Stock as of the close of business as of the date hereof (the "Warrants"), pursuant to a warrant agreement mutually agreeable to HemaSure and ARCBS. The Warrants shall expire five years from the date of grant as contemplated by this Agreement. HEMA also shall grant to ARCBS certain demand and "piggy back" registration rights with respect to the Common Stock issuable upon exercise of the Warrants pursuant to a registration rights agreement, in form and substance satisfactory to the respective parties. The "Sale Price" per share of Common Stock for such date shall be (a) the closing sale price per share of Common Stock on such date, or if no sales occurred on such date, the most recent such price, as reported on the composite tape of such national securities exchange as shall then be the primary market for the Common Stock, or (b) if the Common Stock shall not then be listed or admitted to trading on any national securities exchange or if the Common Stock shall then be so listed or admitted to trading on a national securities exchange but that shall not then be the primary market for the Common Stock, the closing sale price per share of the Common Stock on such date, or if no sales occurred on such date, the most recent such price, as reported by NASDAQ or a comparable system, or (c) if not determinable as aforesaid, the mean between the highest and lowest bid prices reported on such date, or if no sales occurred on such date, the most recent such mean, by market makers and dealers for the Common Stock listed as such by the National Quotation Bureau, Incorporated or any similar successor organization.

4. Disputes. It is the intention of the Parties to settle amicably all differences or disputes arising from this Agreement by conference and negotiation. The Parties will first attempt to resolve any working level disputes through the Project team and, if there is no resolution, through the CMAC. In the event that any problem or dispute is not so resolved, either Party may, upon written notice to the other, request that the matter be referred to senior management officers within each respective organization with the express authority to resolve the problem or issue. Such representatives shall meet or confer at least once in good faith to negotiate a resolution. If the representatives are unable to resolve the problem or dispute within 21 calendar days, any Party may take the matter to the Dispute Resolution Procedure set forth below. No Party may institute litigation until such procedure has been completed unless, and to the extent that, doing so is necessary to avoid irreparable harm.

     Dispute Resolution Procedure. If any problem or dispute arising out of, or related to, this Master Agreement is not resolved by the Parties in the manner described above, at the request of either of the Parties, the matter shall be submitted to mediation, or to such other form of dispute resolution acceptable to both of the Parties. The mediation shall be conducted in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes.

5. Specific Performance. Notwithstanding Section 4 above, the Parties agree that any breach or failure by either Party to perform its obligations under Sections 6, 7, and 10 below shall result in immediate and irreparable damage to the other Party which cannot be fully and adequately compensated in money damages and that, in the event of such breach or failure, the other Party shall be entitled to injunctive relief and specific performance in addition to any other remedies to which it may be entitled at law or in equity.

6.   Public Statements and Trade Names

          6.1 Neither Party shall make or distribute any public announcement or media release concerning this Agreement or any Development Agreement or the subject matter or terms of this Agreement or any Development Agreement without the prior written approval of the other Party, except as otherwise required by law as advised by counsel.

          6.2 Neither this Agreement nor any Development Agreement grants or is intended to grant to any Party a license to use the trademark, trade name or any other intellectual property of any other Party. Each of the Parties recognizes that the name of the other Party represents a valuable asset of that Party and that substantial recognition and goodwill are associated with such trade name and such Party's various trademarks. Each Party hereby agrees that neither it nor any of its affiliates shall use at any time the other Party's name, logo, or any other trademarks without prior written authorization from such other Party.

          6.3 Each of the Parties acknowledges that a violation of this Section 6 would cause irreparable harm to the other Party for which no adequate remedy at law exists and each Party therefore agrees that, in addition to any other remedies available, the aggrieved Party shall be entitled to injunctive relief to enforce the terms of this Section. The prevailing Party shall be entitled to recover all costs and expenses, including reasonable attorney's fees incurred because of any legal action arising in relation to this Section.

7. Subject Matter of Projects. Notwithstanding Section 1.3, HEMA agrees that, during the term of this Agreement and for so long as a particular Project is covered by a Development Agreement between the Parties that has not expired or been terminated, it shall not with or from any third party solicit, entertain, or encourage proposals with respect to, or participate in any negotiations or discussions concerning, or enter into any transactions involving, the subject matter of such Project without ARCBS's prior written consent. HEMA shall instruct its officers, directors, agents and affiliates to refrain from doing any of the foregoing.

8. Limitation of Liability and Remedies. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION FOR LOSS OF ANTICIPATED PROFITS, IN CONNECTION WITH AN ALLEGED BREACH OF THIS AGREEMENT, HOWEVER CAUSED, BY NEGLIGENCE OR OTHERWISE; PROVIDED THAT THIS LIMITATION ON LIABILITY SHALL NOT APPLY IN THE EVENT OF A WILLFUL OR GROSSLY NEGLIGENT BREACH OF THE PROVISIONS OF THIS AGREEMENT.

9.   Relationship of the Parties.

          (a) The relationship of the Parties under this Agreement is that of independent contractors and that relationship shall continue as such throughout the term of this Agreement. Nothing contained in this Agreement shall be construed to constitute a partnership, agency relationship, association or joint venture between the Parties. No officer, employee or agent of either Party shall be deemed to be the officer, employee or agent of the other, and neither Party shall represent otherwise. Neither Party shall have the authority to make any agreement or commitment, or incur any liability on behalf or the other, except as specifically authorized in this Agreement.

          (b) The Parties shall not enter into any Development Agreement with respect to which the substance of sub-paragraph (a) as applied thereto would not apply.

10. Confidential Information. During the term of this Agreement and for a period of five (5) years from any termination or expiration hereof, the Parties agree to keep in confidence and not to disclose to any third party, or use for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement and any Development Agreement, any Confidential Information. As used herein, "Confidential Information" shall mean all trade secrets or confidential or proprietary information relating to the business of the disclosing Party or any information relating to any Project or the subject matter of any Project. The restrictions on the disclosure and use of Confidential Information set forth in the first sentence of this Section 10 shall not apply to any Confidential Information which (a) was known by the receiving Party (as evidenced by the receiving Party's written records) prior to disclosure by the disclosing Party hereunder; (b) is or becomes part of the public domain through no fault of the receiving Party; or (c) is disclosed to the receiving Party by a third party having a legal right to make such a disclosure. In addition, the foregoing confidentiality and nondisclosure obligations shall not apply to information which is required to be publicly disclosed by law or regulation provided that, in such event, the receiving Party provides the disclosing Party with prompt notice of such disclosure so that the disclosing Party has the opportunity if it so desires to seek a protective order or other appropriate remedy.

11.  Indemnification; Insurance.

          (a) HEMA agrees to indemnify and hold harmless ARCBS and its directors, governors, officers, employees and agents against any liability, claim, cost or expense (including reasonable attorneys' fees) in respect to bodily injury, death, and property damage arising from the willful misconduct or negligent activity of HEMA, its directors, officers, employees or agents during its performance of its responsibilities under this Agreement and/or the manufacture or sale of any product developed pursuant to this Agreement or any Development Agreement, including but not limited to any claim against ARCBS for infringement of patent rights owned or held by Pall Corporation. HEMA further agrees to indemnify ARCBS, its directors, officers, employees and agents from and against any loss, damages, costs, or expenses ("liability") in connection with any claim arising from any defect in the merchandise, goods or products provided or in the provision of any services pursuant to this Agreement or any Development Agreement, or by reason of the nature of the materials contained in said merchandise, goods or products or provision of service, except to the extent that the final order of a court of competent jurisdiction has determined that a proportion of such liability thereof was caused by the willful misconduct or negligent activity of ARCBS, its directors, officers or employees, in which case, ARC shall be responsible solely for its proportionate share of the liability.

          (b) ARCBS agrees to defend, hold harmless, and indemnify HEMA, its directors, officers, employees and agents against any liability, claim, cost or expense (including reasonable attorneys' fees) in respect to bodily injury, death, and property damage arising from the sole negligence of ARCBS, its directors, officers or employees during its performance of its responsibilities under this Agreement

         (c) Each Party shall maintain the following insurance coverages in full force and effect for the term of this Agreement. Each Party further agrees to maintain insurance with terms, conditions and amounts not less than that set forth herein for the term of any Development Agreement, unless any such Development Agreement shall specify coverage terms, conditions or amounts for either or both of the Parties which exceed that set forth in this
     Agreement:

               (i) Commercial General Liability Insurance in an amount of at least $4,000,000 (Four Million Dollars) 2) an auto liability policy with at least $1,000,000 (One Million Dollars) in coverage and; 3) Workers' Compensation coverage covering each Party's own employees with statutory limits for each jurisdiction where the work required under this Agreement or any Development Agreement is performed (including monopolistic states if any work is to be performed in one or more of them) and an employers' liability policy with at least the following limits, $250,000 per accident, $500,000 per disease, and $250,000 disease (each employee).

               (ii) HEMA further agrees to maintain not less than $4,000,000 (Four Million Dollars) of products liability coverage naming ARCBS an additional insured party with respect to any product developed, created, manufactured, distributed or sold as a result of this Agreement or any Development Agreement. Said products liability coverage shall include coverage for claims made against the policy for injury occurring as a result of a flaw problem with the design or manufacture of HEMA's products. HEMA agrees to maintain full replacement value "All Risk" property insurance on all property and equipment of HEMA used under this Agreement or any Development Agreement, and said property insurance shall insure at all times all HEMA products being manufactured and HEMA agrees to waive any right of subrogation for loss or damage to any HEMA property at, on, or in ARCBS' or HEMA's facilities. HEMA agrees to obtain, if required in such property insurance, a waiver of subrogation in favor of ARCBS. Said property insurance shall include Business Interruption and Extra Expense coverage for such losses arising from loss or damage to aforementioned HEMA property without expectation of contribution from any such insurance ARCBS may maintain.

               (iii) Each Party shall, at its sole expense, keep in force policies of insurance in the amounts as specified, and as required by statute, with carriers reasonably satisfactory to the other; and said insurance will be written as primary policy coverage and not contributing with, or in excess of any insurance which the other Party shall carry with respect to the work of each Party under this Agreement. Certificates of insurance evidencing all of the above coverages and conditions (types and amounts) shall be produced upon written request and remain in full force and effect during the term of this Agreement. HEMA shall supply evidence of its property insurance on an ACORD "Evidence of Property Insurance" form 27. Each Party's certificate(s) of insurance shall provide for not less than thirty
          (30) days written notice of cancellation, non-renewal or reduction in terms and conditions below that required herein to the other Party.

12.  Term and Termination.

          12.1 This Agreement shall become effective upon execution by both Parties and shall continue in full force and effect for 5 years from the date of this Agreement, unless terminated earlier by the mutual agreement of the Parties or in accordance with the provisions herein. This Agreement shall automatically renew for one additional 5 year term unless either Party provides written notice to the other Party no later than 90 days prior to the expiration of the first 5 year term of its desire (for any or no reason) that this Agreement expire and not renew at the end of the first 5 year term, in which case this Agreement shall expire at such time and shall not be renewed. In the event this Agreement is renewed for a second 5 year term, it shall continue in full force and effect for 5 years from the end of the first 5 year term, unless terminated earlier by the mutual agreement of the Parties or in accordance with the provisions herein.

          12.2 On the occurrence of any of the following events (each a "Termination Event"), this Agreement shall automatically terminate, unless the Party which has not caused or is not the subject of the Termination Event elects within 30 days following such Termination Event to waive termination:

          (a) a Party has filed a voluntary petition in bankruptcy, takes the benefit of any insolvency act, is dissolved or adjudicated a bankrupt; upon the entry of a decree or order by a court having jurisdiction approving a petition with respect to a Party seeking reorganization, arrangement, adjustment, or composition under any applicable federal or state bankruptcy, insolvency or similar law; upon the written admission by a Party of its inability to pay its debts generally as they become due; the taking of any corporate action by a Party in furtherance of any of the foregoing actions -- each, effective immediately upon receipt of notice of termination;

          (b) the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official for all or substantially all of the business or assets of a Party, effective immediately upon receipt of notice of termination.

          12.3 Either Party shall have the right to terminate this Agreement for "cause" at any time, effective upon the giving of written notice to the other Party in the event that the other Party commits a default or violation of this Agreement which is not remedied within thirty (30) days after receipt of written notice thereof.

          12.4 ARCBS shall be entitled to unilaterally terminate this Agreement in the event the conditions for termination arise, as provided in Section 17, effective upon the giving of written notice to HEMA of such event.

13. Entire Agreement. This Agreement is the complete statement of the agreement between the Parties, and supersedes all prior proposals, understandings and all other agreements, oral and written, between the Parties relating to the subject matter of this Agreement. Notwithstanding the foregoing, in no event shall the Master Purchase Agreement dated April 15, 1996 between the Parties be deemed to be superseded by this Agreement. This Agreement cannot be modified or altered except by a written instrument duly executed by both Parties.

14. Successors, Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, successors to a Party hereto, but shall not otherwise be assignable by either Party without the prior written consent of the other Party.

15.  Notices.

          15.1 All notices, requests, consents and other communications under this Agreement shall be in writing and shall be mailed by first class certified or registered mail, return receipt requested, postage prepaid:

               (i) if to HEMA, at HemaSure Inc., 140 Locke Drive, Marlborough, Massachusetts 01752 ((508) 485-6045), Attention: President, or at such other address or addresses as may have been furnished in writing by HEMA to ARCBS;

               (ii) a copy of all information sent to HEMA should also be sent to Luke P. Iovine, III, Esq., Battle Fowler LLP, 75 East 55th Street, New York, New York, 10022 (telecopier no. (212) 856-7816); and

               (iii) if to ARCBS, at 1616 North Fort Myer Drive, Rosslyn, Virginia 22209 (telecopier no. (703) 312-5734), Attention: Niall M. Conway, Vice President of Manufacturing, or at such other address or addresses as may have been furnished in writing by ARCBS to HEMA.

          15.2 Notices provided in accordance with this Section shall be deemed delivered two business days after deposit in the mail.


16. Relation to Development Agreements. Execution of this Agreement shall not obligate either Party to develop or commercialize any product in the absence of a Development Agreement relating thereto. All references in this Agreement to this Agreement shall not encompass or be deemed to encompass any or all Development Agreements unless this Agreement expressly refers to such Development Agreements.

17. Severability.In the event implementation of any of the provisions of this Agreement presents a material risk of loss of American Red Cross's tax exempt status or the imposition of intermediate sanctions under Section 4958 of the Internal Revenue Code of 1986, as amended ("Sanctions"), or if any provision of this Agreement is held invalid, illegal or unenforceable (any such provision, an "Invalid Provision") in any jurisdiction, the Parties shall promptly negotiate in good faith a lawful, valid and enforceable provision that is as similar in terms to such Invalid Provision as may be possible while giving effect to the future benefits and burdens accruing to the Parties hereunder, and which removes the risk, if any, of loss of American Red Cross's tax exempt status and the imposition of Sanctions, and the remaining provisions of this Agreement shall remain binding on the Parties hereto. In the event that the Parties cannot agree on a provision to replace an Invalid Provision, at ARCBS's election, (a) the Parties shall attempt to renegotiate their relationship in good faith under commercially reasonable terms, or (b) this Agreement shall terminate under Section 12.3 of this Agreement.

18. Status of the American Red Cross. Notwithstanding any other provision in this Agreement to the contrary, the Parties acknowledge and agree that ARCBS shall not be required to engage in any activity hereunder or under any Development Agreement that compromises or would compromise the charitable tax-exempt status of, or presents or would present a reasonable likelihood of the imposition of Sanctions on, the American Red Cross.

19. Expenses. Each Party shall be solely responsible for its own expenses under this Agreement.

20. Captions. All captions herein are for convenience only and shall not be interpreted as having any substantive meaning.

21. Governing Law. This Agreement shall be governed by the laws of State of New York, in a venue in the Commonwealth of Virginia, without regard to its conflicts of law rules or principles.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers effective the date first written above.


     HEMASURE INC.                          AMERICAN RED CROSS
                                            BIOMEDICAL SERVICES

     By:                                    By:
            ------------------------              --------------------------

     Name:                                  Name:
            ------------------------              --------------------------

     Title:                                 Title:
            ------------------------              --------------------------

                                    Exhibit A



                                                                             Number of Shares Exercisable Under
                                                                           Warrant Upon Execution of Definitive
                                Project                                                  Agreement

Definitive collaboration agreement with respect to HemaSure's
leukoreduction filter (subsection 1.1(a));                                                150,000
Definitive collaboration agreement with respect to HemaSure's leukocyte
recovery project (subsection 1.1(b));                                                      50,000
Definitive collaboration agreement with respect to HemaSure's in-line
red blood cell filtration project (subsection 1.1(c));                                     50,000
Definitive collaboration agreement with respect to dockable platelet
filters (subsection 1.1(d));                                                               50,000
Definitive collaboration agreement with respect to in-line whole blood
filters (subsection 1.1(e));                                                               50,000
Definitive collaboration agreement with respect to a dockable system to
remove tumor cells from stem cell collections (subsection 1.1(f)).                         50,000
                                                                                           ------

                                                                                          400,000